AGREEMENT

     This Agreement dated October 7, 2002 ("Agreement") is by and between, Oxford Knight International, Inc., a publicly traded corporation organized under the laws of the State of Texas (the "Company") and Paul Syracuse ("Syracuse").


                              W I T N E S S E T H:
                               - - - - - - - - - -

     WHEREAS, the Company owes Syracuse $420,000 pursuant to terms of employment with the Company and for reimbursements;

     WHEREAS, the Company owns 1,000,000 shares of Series A Preferred Stock of Pitts and Spitts, Inc., a Nevada corporation, and desires to exchange these shares for the settlement of the obligation of the $420,000 owed to Syracuse;

     WHEREAS, Syracuse desires to receive the 1,000,000 shares of Series A Preferred Stock in consideration for the $420,000 owed to Syracuse by the Company;

     WHEREAS, the Company and Syracuse desire to set forth in writing the terms and conditions of their agreement and understanding concerning the release of obligations of the Company and the transfer of 1,000,000 shares of Series A Preferred Stock of Pitts and Spitts, Inc.; and

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, the parties hereto agree as follows:

1. Consideration. The Company agrees to transfer the 1,000,000 shares of Series A Preferred Stock to Syracuse in consideration for the payment of the debt owed to Syracuse amounting to $420,000.

2.   Miscellaneous.

     (a) Assignment. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     (b) Arbitration. If a dispute should arise regarding this agreement, the parties agree that all claims, disputes, controversies, differences or other matters in question arising out of this relationship shall be settled finally, completely and conclusively by arbitration in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("the Rules"). The governing law of this agreement shall be the law of the State of Texas, without giving effect to conflict of laws. A decision of the arbitrator shall be final and binding on the Employer and Employee.


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     (c)  Entire Agreement,  Amendments and Waivers.  This Agreement constitutes the entire agreement of the parties hereto and expressly supersedes all prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof. No variations, modifications, changes or extensions of this Agreement or any other terms hereof shall be binding upon any party hereto unless set forth in a document duly executed by such party or an authorized agent or such party.

     (d) Shareholder Approval. This Agreement is subject to the approval of the shareholders of the Company. The Company agrees to conduct a shareholders meeting within thirty days of the execution of this Agreement and Syracuse agrees to vote to approve this Agreement.

     (e) Faxed Copies. For purposes of this Agreement, a faxed signature will constitute an original signature.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                           OXFORD KNIGHT INTERNATIONAL, INC.

                           By: /s/ Paul Syracuse
                              ------------------------------------
                           Paul Syracuse, Chief Executive Officer

                           PAUL SYRACUSE, INDIVIDUALLY

                            /s/ Paul Syracuse
                           ---------------------------------